Exhibit 10.33

ENDORSEMENT NO. 1 TO QUOTA SHARE REINSURANCE AGREEMENT

The parties to this Quota Share Reinsurance Agreement (“Agreement”) hereby mutually agree this Endorsement No. 1, effective January 1, 2020:

WHEREAS, the parties mutually agreed the terms of the Agreement effective                 , 2019; and

WHEREAS, with effect from January 1 of 2020, the second underwriting year under the Agreement, the parties have agreed that Reinsurer’s affiliate, Berkshire Hathaway Specialty Insurance Company, shall be the reinsurer under this Agreement;

NOW, THEREFORE, the parties mutually agree as follows:

1.	With effect from January 1, 2020, National Indemnity Company shall be replaced as reinsurer by its affiliate, Berkshire Hathaway Specialty Insurance Company;

2.

The results of the 2020 and prior and subsequent underwriting years, if any, shall be combined for purposes of evaluating and applying any margin sensitive or similar Agreement provisions under all underwriting years’;

3.	All other terms and conditions remain unchanged.

WHEREFOR, the parties have executed this Endorsement by their duly authorized representatives.

Oscar Insurance Company of Florida

By:	/s/ Cornelia Miller
Title:	Director of Strategic Finance

NATIONAL INDEMNITY COMPANY

By:	/s/ Brian Snover
Title:	VP

BERKSHIRE HATHAWAY SPECIALTY INSURANCE COMPANY

By:	/s/ Brian Snover
Title:	VP

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***] HAS BEEN EXCLUDED

PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS

NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

REGISTRANT IF PUBLICLY DISCLOSED.

QUOTA SHARE REINSURANCE AGREEMENT

This Quota Share Reinsurance Agreement (the “Agreement”), effective as of the Coinsurance Effective Date, is made and entered into by and between Oscar Insurance Company of Florida, a Florida domiciled insurance company (the “Reinsured”), and National Indemnity Company, a Nebraska domiciled insurance company (the “Reinsurer”) (the Reinsured and the Reinsurer each individually, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, the Reinsured is, among other things, engaged in the business of underwriting, marketing, selling, issuing, renewing and servicing commercial health insurance products for individuals and small employers;

WHEREAS, the Reinsurer, among other things, is authorized under Applicable Law to assume reinsurance of such commercial health insurance products;

WHEREAS, the Reinsured desires to cede on a [***] indemnity quota share reinsurance basis to the Reinsurer, as of the Coinsurance Effective Date (as defined below), all of the commercial health insurance products for individuals and small employers that it writes in the United States (the “Subject Business”), subject to the terms and conditions stated herein;

WHEREAS, the Reinsurer desires to reinsure on such basis the Subject Business; and

WHEREAS, this Agreement is an agreement solely between the Reinsured and the Reinsurer and performance of the obligations of each Party under this Agreement will be rendered solely to the other Party.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I [***] QUOTA SHARE REINSURANCE OF SUBJECT BUSINESS

The reinsurance provided by the Reinsurer under this Agreement is in respect of all policies of the Subject Business effected, bound, sold, issued, entered into, renewed or reinstated, as applicable, by the Reinsured on or after the Coinsurance Effective Date, through the Agreement Period, and on or prior to the Termination Date (as such terms are defined below) on the following basis:

(i)	For calendar year 2019:

(a)

In respect of all policies of the Subject Business written by the Reinsured that is not subject to the AXA quota share reinsurance agreement entered into with the Reinsured for calendar year 2019 (the “Inuring AXA Ceded Reinsurance”) and the Odyssey Re excess of loss reinsurance agreement entered into with the Reinsured for calendar year 2019 (the “Inuring Ceded Odyssey Re XOL Reinsurance”), the reinsurance provided by the Reinsurer under this Agreement shall apply on a [***]% quota share basis; and

(b)

In respect of all policies of the Subject Business written by the Reinsured that is subject to the Inuring AXA Ceded Reinsurance and/or the Inuring Ceded Odyssey Re XOL Reinsurance, as applicable, in each case, for calendar year 2019, the reinsurance provided by the Reinsurer under this Agreement shall apply on a [***]% quota share basis to all such policies of the Subject Business retained net and un-reinsured by the Reinsured after such cession under the Inuring AXA Ceded Reinsurance and/or the Inuring Ceded Odyssey Re XOL Reinsurance, as applicable.

(ii)	For calendar year 2020 and, if applicable, the remainder of the Agreement Period:

In respect of all policies of the Subject Business written by the Reinsured that is subject to any excess of loss reinsurance agreement for calendar year 2020 and, if applicable, the remainder of the Agreement Period 1 that may be entered into from time to time with the Reinsured, such excess of loss reinsurance to be substantially similar to, in coverage and amount, as the Inuring Ceded Odyssey Re XOL Reinsurance that was in place for calendar year 2019 (such excess of loss reinsurance, the “Other Inuring Ceded XOL Reinsurance”), the reinsurance provided by the Reinsurer under this Agreement shall apply on a [***]% quota share basis to all such policies of the Subject Business retained net and un-reinsured by the Reinsured after such cession under the Other Inuring Ceded XOL Reinsurance.

For the avoidance of doubt, the Inuring Ceded Odyssey Re XOL Reinsurance for calendar year 2019, and the Other Inuring Ceded XOL Reinsurance for calendar year 2020 and, if applicable, the remainder of the Agreement Period, shall each be maintained by the Reinsured during its applicable calendar year period, as specified immediately above in this ARTICLE I, and shall be deemed, for purposes of this Agreement, as inuring to this Agreement and the reinsurance being provided hereunder by the Reinsurer during its applicable calendar year period specified above.

ARTICLE II AGREEMENT PERIOD

The reinsurance provided by the Reinsurer under this Agreement covers the Subject Business during the time period commencing at 12:01 AM Eastern Time on January 1, 2019 (the “Coinsurance Effective Date”) and terminating at 12:00 AM (midnight) Eastern Time on December 31, 2020 (such period, the “Initial Agreement Period”). The Initial Agreement Period, together with any extensions thereof, if any, by the Reinsurer as provided in this ARTICLE II, shall be referred to hereafter as the “Agreement Period”. Except as provided in ARTICLE XXX, this Agreement cannot be terminated during the Agreement Period by either Party. The Initial Agreement Period shall be subject to the following unilateral right of the Reinsurer to extend it: the Reinsurer has the right, but not the obligation, to choose, by providing the Reinsured with prior

[1]	Note to Draft: This is to pick up any extension period of the Agreement Period by the Reinsurer.

written notice no later than ten (10) days prior to the expiration of the then current Agreement Period, to extend the Agreement Period for an additional one (1) year period should the Reinsurer not have realized a [***]% margin on its quota share participation in this Agreement at any time prior to the expiration of the then current Agreement Period, as set forth in ARTICLE VII hereof.

ARTICLE III TERRITORIAL SCOPE

The territorial scope of this Agreement shall be wherever in the United States the Reinsured issues the Subject Business.

ARTICLE IV REINSURANCE PREMIUM AND CEDING COMMISSION

In consideration of the reinsurance provided by the Reinsurer under this Agreement, the Reinsured shall pay to the Reinsurer its quota share participation in all Premiums received by the Reinsured in connection with the Subject Business which shall be payable to the Reinsurer in cash in accordance with ARTICLE XIII. The only deduction allowable from the Reinsurer’s quota share participation in the Premiums shall be a [***]% ceding commission payable by the Reinsurer to the Reinsured (the “Ceding Commission”).

ARTICLE V PREMIUM ADJUSTMENTS

The Reinsurer’s quota share participation in all Premiums, which Premiums were received by the Reinsurer, that are required to be refunded, rebated or otherwise repaid by the Reinsured to a Policyholder or Governmental Authority due to, (i) changes in or cancellations of any policy of the Subject Business, (ii) contractual requirements under the terms of the policies of the Subject Business, or (iii) Applicable Law including the ACA Risk Adjustment Program, and any such refunds, rebates or payments resulting from (x) a finding in a commercial risk adjustment audit by any federal Governmental Authority or a self-audit performed by the Reinsured that the Premiums were incorrect, and (y) any ACA Rebates (to the extent such rebates are related to the policies of the Subject Business, as solely determined by the Reinsured) (paragraphs (i), (ii), and (iii) of this ARTICLE V, collectively, the “Premium Adjustments”), shall be refunded by the Reinsurer to the Reinsured in accordance with ARTICLE XIII. The Parties shall promptly make all necessary financial adjustments between them with respect to the Maximum Combined Ratio, Profit Commission, and the Reinsurer’s Margin necessitated by any such Premium Adjustments in a manner consistent with the terms herein.

This ARTICLE V will survive the termination or expiration of this Agreement.

ARTICLE VI MAXIMUM COMBINED RATIO

Under no circumstances whatsoever, howsoever arising, will the Reinsurer be liable for any sums in excess of a combined ratio of Ultimate Net Loss to the Reinsurer’s quota share participation in the Premiums actually received by the Reinsurer (i.e., after deducting the Ceding Commission from such Premiums) of [***]% in the aggregate during any calendar year period (the “Maximum Combined Ratio”), For the avoidance of doubt, any Ceding Commission paid to the Reinsured or other deductions from the Reinsurer’s quota share participation in the Premiums payable to the Reinsurer hereunder shall be first deducted from such ceded Premiums in calculating the Maximum Combined Ratio, [***].

ARTICLE VII PROFIT COMMISSION

Reinsured shall be paid a profit commission by the Reinsurer in an amount equal to any profit resulting from this Agreement from a [***]% or better combined ratio during any calendar year period (the “Profit Commission”) (i.e., the Reinsurer shall retain a margin of [***]% (the “Reinsurer’s Margin”)). Payment to the Reinsured of the Profit Commission shall be made in accordance with ARTICLE XIII.

ARTICLE VIII DEFINITIONS

In this Agreement, (i) the singular includes the plural, and the plural the singular; (ii) words importing any gender include the other gender; (iii) the words “including”, “includes” and “include” will be deemed to be followed by the words “without limitation” (where “including”, “includes”, and “include” are not followed by “without limitation”); and (iv) when a reference is made in this Agreement to an article or a section, exhibit, or schedule, such reference will be to an article or a section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated. Any agreement, instrument, statute or regulation defined or referenced to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes or regulations) by succession of comparable successor statutes. References to any Person include the successors and permitted assigns of such Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The following terms will have the respective meanings set forth below throughout this Agreement.

(A) The term “ACA” shall mean the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act of 2010 and its implementing regulations and any written and published or released sub-regulatory guidance.

(B) The term “ACA Rebate” shall mean any rebate required by Section 2718 of ACA.

(C) The term “ACA Risk Adjustment Program” shall mean any mandatory state or federal risk adjustment program created pursuant to Section 1343 of ACA.

(D) The term “Allocated Loss Adjustment Expenses” shall mean all expenses including court costs, attorneys’ fees, expenses, and interest accrued prior to judgment where such interest is not added to the judgment, and interest accrued after judgment, which are actually paid by the Reinsured (excluding salaries of officers and permanent employees of the Reinsured) in connection with any investigation, adjustment, defense, resistance to, compromise, settlement, or negotiations that are allocated to a specific loss occurrence with respect to a policy of the Subject Business for which reimbursement is due the Reinsured under this Agreement. Allocated Loss Adjustment Expenses shall be apportioned in proportion to the respective Parties’ quota share participation under this Agreement, as finally determined by the Parties. All costs and expenses that are not Allocated Loss Adjustment Expenses shall be Unallocated Loss Adjustment Expenses.

The Allocated Loss Adjustment Expenses shall be a part of, and included in, the Ultimate Net Loss.

(E) The term “Applicable Interest Rate” shall mean as of any date of determination, a rate of interest equal to the three (3) month U.S. Treasury Note, as published in the Wall Street Journal on such date, [***].

(F) The term “Applicable Law” shall mean any domestic or foreign federal, state or local statute, law, ordinance or code, or any rules, regulations, administrative interpretations or orders issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction, in each case solely to the extent applicable to the Parties hereto or the performance of their respective obligations under this Agreement.

(G) The term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the then current state of domicile of either Party are required or authorized by law to be closed.

(H) The term “Change in Control” shall mean a transaction or series of related transactions for the acquisition by one or more Persons that are not affiliates of the Reinsured of more than 50% of the outstanding common stock of the Reinsured.

(I) The term “Claim” shall mean with respect to each individual policy of the Subject Business, any and all claims, requests, demands or notices made by or on behalf of any Policyholder or any other Person for the payment of benefits under the policy including return of Premiums or any other payments or benefits due or alleged to be due under or in connection with any policy of the Subject Business including interest payable thereon in accordance with Applicable Law.

(J) The term “Governmental Authority” shall mean any domestic government, any national, state or other political subdivision thereof or any self-regulatory authority, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(K) The term “Person” shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other legal entity.

(L) The term “Policyholders” shall mean policyholders, insureds, beneficiaries, subscribers, members, certificate holders and assignees, and eligible dependents of each of the foregoing, under policies of the Subject Business.

(M) The terms “Premiums” shall mean all premiums, fees and contributions received by the Reinsured in connection with the issuance of the policies of the Subject Business, net of such amounts paid or payable by the Reinsured under the Inuring AXA Ceded Reinsurance, the Inuring Ceded Odyssey Re XOL Reinsurance, and the Other Inuring Ceded XOL Reinsurance, as applicable, and subject, in each case, to Premium Adjustments.

(N) The term “Ultimate Net Loss” shall mean the sum which is payable or has in fact been paid in cash by the Reinsurer to the Reinsured for Claims under the policies of the Subject Business after making deductions for all recoveries, all salvages, and all claims upon the Inuring AXA Ceded Reinsurance, the Inuring Ceded Odyssey Re XOL Reinsurance, and the Other Inuring Ceded XOL Reinsurance, in each case, to the extent applicable, whether collected or not from the reinsurers thereunder. Ultimate Net Loss shall include Allocated Loss Adjustment Expenses. Ultimate Net Loss shall not include any Unallocated Loss Adjustment Expenses. All salvages, recoveries and payments recovered or received subsequent to reimbursement to the Reinsured of Ultimate Net Loss by the Reinsurer under this Agreement shall be regarded as if recovered or received prior to said reimbursement and all necessary adjustments shall be undertaken by the Parties hereto. Nothing, however, in this paragraph (N) of this ARTICLE VIII shall be construed to mean that Ultimate Net Losses are not reimbursable from the Reinsurer until the Ultimate Net Loss has been determined.

(0) The term “Unallocated Loss Adjustment Expenses” shall mean all expenses including court costs, attorneys’ fees, expenses, and interest that are not allocated to a specific loss occurrence with respect to a policy of the Subject Business. Unallocated Loss Adjustment Expenses shall also include salaries of officers and permanent employees of the Reinsured.

(P) The term “United States” shall mean the United States of America, including all of its states, the District of Columbia, its territories, possessions and commonwealths.

ARTICLE IX INTERLOCKING

It is understood and mutually agreed as between the Reinsurer, on the one hand, and the Reinsured and its insurance-issuing affiliates on the other hand, the list of all such entities being, as of the Coinsurance Effective Date: Oscar Insurance Corporation, Oscar Garden State Insurance Corporation, Oscar Insurance Company, Oscar Health Plan of California, Oscar Buckeye State Insurance Corporation, Oscar Insurance Company of Florida, and Oscar Health Plan, Inc. (each, an “Oscar Reinsured”), that: (i) each and every one of the Oscar Reinsureds is a reinsured under a separate quota share reinsurance agreement issued by the Reinsurer that is identical to this Agreement with respect to all of the economic terms and conditions included herein; (ii) all such quota share reinsurance agreements shall be interlocked and applied in the aggregate as between the Reinsurer and the Oscar Reinsureds for all economic purposes hereunder and thereunder, including with respect to the determination by the Parties of the Maximum Combined Ratio, Profit Commission, and the Reinsurer’s Margin, such that the economic results of all such quota share reinsurance agreements for such purposes shall be aggregated and applied as though all Oscar Reinsureds were subject to one and the same quota share reinsurance agreement; and (iii) all Oscar Reinsureds jointly appoint each other as agent and representative of the others so that communications, negotiations, accommodations and agreements as between the Reinsurer and any Oscar Reinsured shall bind all Oscar Reinsureds to the extent and for so long as they remain affiliates, unless expressly stated otherwise.

ARTICLE X SUBROGATION AND SALVAGE

(A) The Reinsurer shall be subrogated, as respects any Ultimate Net Loss for which the Reinsurer shall actually pay or become liable to pay, but only to the extent of the amount of payment by, or the amount of liability of, the Reinsurer, to all rights of the Reinsured against any Person who may be legally responsible in damages for said Ultimate Net Loss. The Reinsured hereby agrees to use commercially reasonable efforts to enforce such rights. In the event the Reinsured shall fail or neglect to do so, the Reinsurer is hereby authorized and empowered to bring any commercially reasonable appropriate action in the name of the Reinsured or in the name of a Policyholder under an insurance policy of the Subject Business reinsured hereunder to enforce such rights.

(B) Any rights of subrogation, recoveries, salvages or reimbursements applying to loss occurrences reinsured under this Agreement shall always be used to reimburse the reinsurers excess of the Reinsurer (from the last to the first, beginning with the reinsurer of the last excess) according to their participation, before being used in any way to reimburse the Reinsurer. The Reinsured shall recover for the retention from recoveries, salvages or reimbursements only after the Reinsurer has been reimbursed in full for its Ultimate Net Loss reimbursement payment. In determining the amount of recoveries, salvages or reimbursements, there shall first be deducted from any amount recovered the expenses incurred in effecting the recovery (excluding salaries and expenses of officers and employees of the Reinsured).

(C) All salvages, recoveries or reimbursements, after deduction of all expenses allowed under paragraph (B) of this ARTICLE X applicable thereto, recovered or received subsequent to an Ultimate Net Loss reimbursement to the Reinsured by the Reinsurer under this Agreement shall be applied as if recovered or received prior to the aforesaid settlement and all necessary adjustments shall be made by the Parties hereto; provided that nothing in this ARTICLE X shall be construed to mean that Ultimate Net Losses under this Agreement are not recoverable until all salvage, recovery and reimbursement has been determined.

ARTICLE XI INURING THIRD PARTY CEDED REINSURANCE

The amount of the Reinsurer’s liability in respect of any Ultimate Net Loss shall not be increased by the inability of the Reinsured to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from them regardless of whether such inability arises from the insolvency of such other reinsurers or for any other reason whatsoever.

ARTICLE XII CURRENCY

Wherever the word “Dollars” of the symbol “.$.” appears in this Agreement, it shall mean United States dollars. All payments under this Agreement shall be made in Dollars.

ARTICLE XIII REPORTS AND REIMBURSEMENTS

Accounts shall be submitted by the Reinsured to the Reinsurer on a quarterly basis, in arrears. Within 30 days of the end of each calendar quarter, the Reinsured shall submit to the Reinsurer a statement setting forth the Reinsurer’s quota share participation in the Premiums payable to the Reinsurer hereunder, Premium Adjustments, Ultimate Net Loss activity, reserves (including IBNR reserves), etc., in each case, for the prior calendar quarter, and within thirty (30) days of the end of each calendar year, the Reinsured shall submit to the Reinsurer a statement setting forth the Profit Commission due the Reinsured, if any, under ARTICLE VII for the prior calendar year. Any net balance payable to or from either Party shall be paid by the debtor Party within 15 days of the receipt of such statement. The form of the quarterly and calendar year statements and the information set out therein shall be mutually agreed as between the Parties, and subject to the Parties’ mutual amendments, as the Parties may agree from time to time. This ARTICLE XIII will survive the termination or expiration of this Agreement.

ARTICLE XIV LIABILITY AND PAYMENT

The Reinsured’s good faith determinations regarding its liabilities under the policies of the Subject Business, including the Reinsured’s decisions to adjust, settle, and compromise all Claims will bind the Reinsurer. Notwithstanding anything contained in this Agreement to the contrary, the liability of the Reinsurer with respect to Claims will follow the liability of the Reinsured in all respects and will be subject to all good faith interpretations of contract provisions in the policies of the Subject Business by the Reinsured including interpretations resulting in the payment of Claims. Notwithstanding anything contained in this Agreement to the contrary, all such adjustments, settlements and compromises will be unconditionally binding upon the Reinsurer in proportion to the Reinsurer’s quota share participation, the true intent of this Agreement being that the Reinsurer will, in every case to which this Agreement applies, follow the fortunes, and follow the settlements of the Reinsured.

ARTICLE XV AUDIT AND INSPECTION

The Parties will maintain complete and correct books and records relating to the policies of the Subject Business, Claims and their respective obligations under this Agreement (the “Books and Records”). The Books and Records will be open to audit and reproduction by the Reinsured and Reinsurer and their respective designated representatives (collectively, the “Auditing Parties,” and individually, the “Auditing Party”) at the expense of the Auditing Party at the office of the Audited Party (as defined below) during the Agreement Period, the Run-Off Period and until one (1) year following the expiration of the Run-Off Period, upon reasonable advance written notice and for the sole purpose of confirming the compliance of the Party being audited (the “Audited Party”) with Applicable Law and/or its obligations, in each case, with respect to or under this Agreement; provided, that such audits shall be limited to not more than two (2) audits during any twelve (12) calendar month period; provided, further, that such temporal limitation will not apply to any such audit that is required by Applicable Law. Such audits will occur only during normal business hours using reasonable care not to cause damage and not to interrupt the normal business operations of the Audited Party and will be subject to, (i) such security procedures as the Audited Party may reasonably impose, and (ii) such limitations as may be required under Applicable Law governing the conduct of the Audited Party’s business, or as may be otherwise reasonably required in order to protect from disclosure information of the Audited Party that does not relate to the policies of the Subject Business, Claims and the Audited Party’s obligations under this Agreement.

ARTICLE XVI ERRORS AND OMISSIONS

Any inadvertent error or omission on the part of either Party hereto shall not relieve the other Party from any liability which would have attached hereunder, provided that such error or omission is rectified promptly upon discovery, and shall not impose any greater liability on the Reinsurer than would have attached hereunder if the error or omission had not occurred.

ARTICLE XVII ADJUSTMENTS

Notwithstanding anything contained herein to the contrary, if the Reinsured’s liability under any policy of the Subject Business is changed because of a misstatement of age, sex, marital status, smoking status, amount or nature of coverage, or any other material fact by any Policyholder or its representative (including any employer, sponsor, group policyholder, broker, agent or other Person acting on behalf of the Policyholder), or in good faith by the Reinsured or by a Governmental Authority, the Reinsurer will, (i) assume that portion of any increase in reinsured liabilities resulting from the change, and (ii) receive credit for that portion of any decrease in reinsured liabilities resulting from the change, and the Reinsured and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement.

ARTICLE XVIII CHANGES IN THE AGREEMENT

The terms of this Agreement shall not be waived or changed except by written amendment executed by a duly authorized officer of the Reinsurer and by a duly authorized officer or representative of the Reinsured.

ARTICLE XIX OFFSET CLAUSE

The Reinsured or the Reinsurer may offset any balance(s) which may become due between them under this Agreement or any reinsurance agreement with an Oscar Reinsured that is subject to the Interlocking provision herein. This offset right shall apply regardless of whether the balances arose on account of Premiums, commission, claims, losses, Allocated Loss Adjustment Expense, salvage or any other amount(s) due from one Party to the other.

ARTICLE XX NO THIRD PARTY RIGHTS

Except with respect to the Oscar Reinsureds, in no event shall anyone other than the Reinsurer or the Reinsured have any rights under this Agreement.

ARTICLE XXI PRACTICES CHANGES IN OWNERSHIP AND ADMINISTRATIVE

The Reinsured undertakes not to voluntarily make any material change in its established acceptance and underwriting policy in respect of the Subject Business, nor to undergo any Change in Control, without, in each case, the prior consent of the Reinsurer, such consent not to be unreasonably withheld, denied or conditioned; provided, however, that such consent shall not be required if such change is required by Applicable Law. It is furthermore understood and agreed that should a new affiliate to the Oscar Reinsureds be established for purposes of writing business similar to the Subject Business, the Parties hereto shall, subject to Applicable Law and regulatory approval, mutually agree on a quota share reinsurance agreement in respect of such new affiliate and such business that shall be consistent with the terms and conditions hereof and subject to the same Interlocking provision and principles set forth here.

ARTICLE XXII NON-WAIVER CLAUSE

The failure of the Reinsured or the Reinsurer to insist on compliance with this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any rights or remedies contained herein nor estop either Party from thereafter demanding full and complete compliance nor prevent either Party from exercising such rights or remedy in the future.

ARTICLE XXIII INSOLVENCY

In the event of the Reinsured’s insolvency, any payments due the Reinsured from the Reinsurer pursuant to the terms of this Agreement will be made directly to the statutory successor of the Reinsured or its conservator, liquidator, or receiver without diminution because of the insolvency of the Reinsured for those claims reported and allowed against the Reinsured by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority over such claims. The conservator, liquidator, receiver or statutory successor of the Reinsured will give the Reinsurer written notice of the pendency of a claim against the Reinsured on any policy of the Subject Business within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the Reinsured’s name (or in the name of the Reinsured’s conservator, liquidator, receiver or statutory successor), in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Reinsured or its conservator, liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Reinsured as a part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XXIV NO INTERMEDIARY

This Reinsurance has been negotiated and agreed solely between the Parties hereto and no broker or intermediary has represented either Party or is entitled to any remuneration.

ARTICLE XXV PAYMENTS

All ceded Premiums and Ultimate Net Loss reimbursement settlements shall be made directly between the Reinsurer and the Reinsured; provided that the Reinsured may appoint as Reinsured’s agent for the payment of ceded Premiums and acceptance of Ultimate Net Loss settlements any one Oscar Reinsured it so chooses, from time to time, by providing written notice thereof to the Reinsurer.

ARTICLE XXVI DELAYED PAYMENTS

For purposes of any payments due hereunder, if there is a delayed settlement of a payment due, interest will accrue on such payment at the Applicable Interest Rate. Interest will be calculated on the basis of actual days for a 365-day year based on the actual number of days elapsed. For purposes of this Agreement, a payment will be considered overdue, and such interest will begin to accrue, on the date which is thirty (30) days after the date such payment is due.

ARTICLE XXVII CREDIT FOR REINSURANCE

The Parties intend that the Reinsured will receive, from and after the Coinsurance Effective Date, full statutory reserve financial statement credit for the reinsurance provided under this Agreement in the Reinsured’s state of domicile. If the Reinsured nevertheless loses statutory reserve financial statement credit in the Reinsured’s state of domicile due to any reason attributable to the Reinsurer, the Reinsurer’s business, operations, condition, licenses and/or authorizations (including any losses thereof or restrictions thereon) or to a change in Applicable Law (collectively, a “Coinsurance Credit Event”), or if the Reinsured is notified in writing by a Governmental Authority that it will not receive statutory reserve financial statement credit for the reinsurance provided under this Agreement due to a Coinsurance Credit Event, the Reinsurer will promptly, and in any event will no later than thirty (30) calendar days following receipt of written notice from the Reinsured that a Coinsurance Credit Event has occurred, (i) cure such Coinsurance Credit Event to the Parties’ mutual satisfaction and at the Reinsurer’s sole cost and expense, and/or (ii) establish for the benefit of the Reinsured, at the Reinsurer’s sole cost and expense, such trust accounts, letters of credit, funds withheld, or other security permitted by Applicable Law to allow the Reinsured to obtain full statutory reserve financial statement credit for reinsurance provided under this Agreement in the Reinsured’s state of domicile. Subject to the preceding two sentences, in the event of a Coinsurance Credit Event, the Reinsurer will have the option of determining the method of security to be utilized for such purpose. If such method elected by the Reinsurer requires any change to this Agreement in order for the Reinsured to obtain such statutory reserve financial statement credit, the Parties will cooperate in good faith to promptly amend this Agreement to incorporate such change. Any trust accounts, letters of credit, funds withheld, or other security established by the Reinsurer under this ARTICLE XXVII to address a Coinsurance Credit Event as set forth herein shall only be required to be maintained for so long a period as the Reinsured cannot receive full statutory reserve financial statement credit for the reinsurance provided under this Agreement in the Reinsured’s state of domicile, and the Reinsured shall reasonably cooperate in the release of any such security should the Reinsured’s ability to receive full statutory reserve financial statement credit for the reinsurance provided under this Agreement in the Reinsured’s state of domicile without such security be fully restored. This ARTICLE XXVII will survive the termination or expiration of this Agreement.

ARTICLE XXVIII ARBITRATION CLAUSE

This Clause shall form a separate agreement between the Reinsured and the Reinsurer from the main Agreement.

All matters in difference between the Reinsured and the Reinsurer (hereinafter referred to as the “Disputing Parties”) in relation to this reinsurance, including its formation and validity, and whether arising during or after the period of this reinsurance, shall be referred to an Arbitration Tribunal in the manner hereinafter set out.

Unless the Disputing Parties agree upon a single Arbitrator within thirty days of one receiving a written request from the other for Arbitration, the Claimant (the Disputing Party requesting Arbitration) shall appoint its Arbitrator and give written notice thereof to the Respondent. Within thirty days of receiving such notice the Respondent shall appoint its Arbitrator and give written notice thereof to the Claimant, failing which the Claimant may nominate an Arbitrator on behalf of the Respondent.

Should the Arbitrators fail to agree, they shall appoint, by mutual agreement or by a mutually agreed selection process, an Umpire to whom the matter in difference shall be referred.

Unless the Disputing Parties otherwise agree, the Arbitration Tribunal shall consist of persons employed or engaged in a senior position in insurance or reinsurance underwriting or claims.

The Arbitration Tribunal shall have the power to fix all procedural rules for the holding of the Arbitration including discretionary power to make orders as to any matters which it may consider proper in the circumstances of the case with regard to pleadings, discovery, inspection of documents, examination of witnesses and any other matter whatsoever relating to the conduct of the Arbitration and may receive and act upon such evidence whether oral or written strictly admissible or not as it shall in its discretion think fit.

All costs and expenses including attorneys’ fees, arbitrator fees, and expert fees of the Arbitration shall be in the discretion of the Arbitration Tribunal who may direct to and by whom and in what manner they shall be paid.

The seat of the Arbitration shall be in New York, NY and the Arbitration Tribunal shall apply the laws of the state of domicile of the Reinsured, without regard to such state’s principles of conflict of laws that could compel the application of the laws of another jurisdiction, as the proper law of this reinsurance.

The Arbitration Tribunal may not award exemplary, punitive, multiple or other damages of a similar nature.

The award of the Arbitration Tribunal shall be in writing and binding upon the Disputing Parties who covenant to carry out the same. If either of the Disputing Parties should fail to carry out any award the other may apply for its enforcement to a court of competent jurisdiction in any territory in which the Disputing Party in default is domiciled or has assets or carries on business.

ARTICLE XXIX TERM

This Agreement will commence on the Coinsurance Effective Date and run indefinitely unless earlier terminated as provided in ARTICLE XXX (the “Term”).

ARTICLE XXX TERMINATION

Notwithstanding anything contained to the contrary in this Agreement, this Agreement may only be terminated as follows:

(b)

If either Party to this Agreement fails to pay (the “Non-paying Party”) the other Party an amount due within thirty (30) days after the due date provided in this Agreement, the other Party (the “Terminating Party”) may terminate this Agreement, subject to thirty (30) days prior written notice to the Non-paying Party of the Terminating Party’s intention to terminate; provided, however, that the Non-paying Party may avoid termination of this Agreement pursuant to this paragraph by paying all undisputed amounts that are delinquent and then due, including any interest owing thereon pursuant to ARTICLE XXVI, on or before the termination date specified in the written notice;

(c)

In the event that a Governmental Authority with jurisdiction over the Reinsured denies or revokes the ability of the Reinsured to take full statutory reserve financial statement credit for the reinsurance provided under this Agreement due to a Coinsurance Credit Event, the Reinsured may terminate this Agreement, subject to thirty (30) days prior written notice to the Reinsurer of the Reinsured’s intention to terminate; provided, however, that the Reinsurer may avoid termination of this Agreement pursuant to this paragraph by fully complying with ARTICLE XXVII prior to the end of such thirty (30) day notice period;

(d)	This Agreement may be terminated by either Party by giving written notice of termination to the other Party if such termination is required by any Governmental Authority under Applicable Law;

(e)	This Agreement may be terminated by either Party at any time after the third (3rd) year anniversary of the Coinsurance Effective Date by giving written notice of termination to the other Party; and

(f)

If one or more of the reinsurance agreements between the Reinsurer and the Oscar Reinsureds that are subject to the Interlocking provision herein is terminated for reasons other than that such termination was required by a Governmental Authority under Applicable Law, either Party may terminate this Agreement within thirty (30) days following the termination of such reinsurance agreement that is subject to the Interlocking provision herein by giving the other Party written notice of termination of this Agreement.

The effective date of termination of this Agreement (the “Termination Date”) for any notice of termination properly delivered in accordance with this ARTICLE XXX, will be the date specified in such notice.

Upon the Termination Date of this Agreement, subject to all other terms and conditions hereof including the Maximum Combined Ratio, the Reinsurer will remain liable for all reinsured liabilities under this Agreement with respect to each policy of the Subject Business that was effected, bound, sold, issued, entered into, renewed or reinstated, as applicable, by the Reinsured on or prior to the Termination Date of this Agreement and the Reinsurer will remain liable for all such reinsurance until the end of the “Run-Off Period,” which will mean the period beginning on the Termination Date of this Agreement and continuing until the date on which the Reinsured has no further liabilities or obligations under any policy of the Subject Business effected, bound, sold, issued, entered into, renewed or reinstated, as applicable, by the Reinsured on or prior to the Termination Date of this Agreement. For the avoidance of doubt, the Reinsured’s and the Reinsurer’s respective obligation to pay the other all amounts due hereunder, as applicable, in accordance with the terms of this Agreement, with respect to the policies of the Subject Business that were effected, bound, issued, entered into, renewed or reinstated, as applicable, by the Reinsured on or prior to the Termination Date of this Agreement, will extend during the Run-Off Period, as provided herein. The Parties hereto expressly agree that they will reasonably cooperate with each other in the handling of all run-off obligations with respect to the policies of the Subject Business reinsured hereunder.

Upon the Termination Date of this Agreement, no policies of the Subject Business effected, bound, sold, issued, renewed or reinstated, as applicable, by the Reinsured after the Termination Date of this Agreement will be reinsured under this Agreement.

This ARTICLE XXX will survive the termination or expiration of this Agreement.

ARTICLE XXXI NOTICES

All notices, demands and other communications hereunder will be in writing and will be sent by certified mail return receipt requested, by hand or by nationally recognized overnight courier service addressed to the Party to whom such notice or other communication is to be given or made at such Party’s address as set forth below, or to such other address as such Party may designate in writing to the other Parties from time to time in accordance with the provisions hereof and will be deemed given five (5) calendar days after being sent by certified mail and one (1) Business Day after being sent by any other method described above, as follows:

(i) If to Reinsurer:

National Indemnity Company

100 First Stamford Place

Stamford, CT 06902

Attn: General Counsel

####

(ii) If to Reinsured:

Oscar Insurance Company of Florida

75 Varick Street, 5th Floor

New York, NY 10013

Attn: Legal

####

(iii) provided, however, if any of the above Parties will have designated a different address by notice to the other Parties, then to the last address so designated.

ARTICLE XXXII GOVERNING LAW

This Agreement will be governed by and construed in accordance with the laws of the state of domicile of the Reinsured without regard to such state’s principles of conflict of laws that could compel the application of the laws of another jurisdiction.

ARTICLE XXXIII ENTIRE AGREEMENT

This Agreement, and each of the reinsurance agreements between the Reinsurer and the Oscar Reinsureds that are subject to the Interlocking provision herein, and the schedules and exhibits hereto and thereto, which are expressly incorporated by reference herein and made a part hereof, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior understandings and agreements between the Parties with respect to the subject matter hereof, whether written or oral.

ARTICLE XXXIV ASSIGNMENT AND DELEGATION

This Agreement will be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement, and the rights and obligations hereunder, cannot be assigned or delegated, in whole or in part, by the Reinsurer or the Reinsured without, except as otherwise expressly permitted under this Agreement, the prior written consent of the other; provided, however, that no such assignment or delegation will relieve either the Reinsurer or the Reinsured from any liability or obligation hereunder. Any assignment or delegation in violation of this ARTICLE XXXIV will be null and void ab initio.

ARTICLE XXXV EXPENSES

Unless otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions and obligations contemplated herein will be paid by the Party incurring such cost or expense.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives

This 13 day of August 2019	by Oscar Insurance Company of Florida

/s/ Siddhartha Sankaran
Title: Chief Financial Officer

This 13 day of August 2019	by National Indemnity Company

/s/ Brian Snover
Title: Senior Vice President